CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information in the Post-Effective Amendment No. 147 to the Registration Statement (No. 333-108394) being filed under the Securities Act of 1933 on Form N-1A (Amendment No. 148 under the Investment Company Act of 1940) by Trust for Advised Portfolios and to the incorporation by reference therein of our report dated October 29, 2018 with respect to the consolidated financial statements of Infinity Q Diversified Alpha Fund, a series of shares of beneficial interest in Trust for Advised Portfolios, included in its Annual Report (Form N-CSR) for the year ended August 31, 2018, filed with the Securities and Exchange Commission.

/s/ EISNERAMPER LLP

EISNERAMPER LLP
New York, New York
December 19, 2018